Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 11, 2019 relating to the combined statements of revenues and certain operating expenses of the Acquired Industrial and Office Portfolio, appearing in Registration Statement No. 333-240381 on Form S-11 of Broadstone Net Lease, Inc.

/s/ Deloitte & Touche LLP

Rochester, New York

September 21, 2020